Exhibit 99.1

Supernus Announces Second Quarter 2021 Financial Results

•Second quarter 2021 total revenues of $141.3 million, a 12% increase compared to 2020
•Qelbree™ launched in the U.S. for pediatric ADHD at the end of May 2021
•Qelbree sNDA for adult ADHD submitted to the FDA
•SPN-830 (apomorphine infusion pump) NDA resubmission anticipated in the second half of 2021
ROCKVILLE, MD, August 4, 2021 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the second quarter of 2021, and associated Company developments.
“The approval and commercial launch of Qelbree for pediatric patients with ADHD mark an important milestone for children and families searching for new treatment options for ADHD,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “As a non-controlled substance that has a unique profile of proven efficacy, safety and tolerability, Qelbree provides patients living with ADHD a novel treatment option like no other ADHD medication.”
Net Product Sales
Second quarter 2021 net product sales were $138.6 million, 12% higher than the same period in 2020.

Net Product Sales
($ in millions)	Q2 2021	Q2 2020 (1)	Change %
Trokendi XR®	$78.8	$89.7	(12)%
Oxtellar XR®	25.0	23.7	6%
APOKYN®	27.0	8.6	**
MYOBLOC®	4.6	1.2	**
XADAGO®	2.9	0.8	**
Qelbree	0.3	—	**
Net Product Sales	$138.6	$124.0	12%
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(1) Net product sales of APOKYN, MYOBLOC and XADAGO from June 9, 2020 to June 30, 2020.
Qelbree Launch Update
•At the end of May 2021, Supernus launched Qelbree for the treatment of attention-deficit hyperactivity disorder (ADHD) in pediatric patients 6 to 17 years of age. Net product sales for the second quarter of 2021 were $0.3 million.
•The early performance of Qelbree is on track with our expectations. Current trends in prescriptions reflect the heavy sampling programs with patients. Over 25,000 starter kits have been distributed to physicians since the launch and in preparation for the back-to-school season.

•Early clinical feedback about the performance of Qelbree in patients is positive and in line with the Phase III clinical results.

Product Pipeline Update
Qelbree (viloxazine, extended-release capsules) - Novel non-stimulant for the treatment of ADHD in adults
•The Company recently submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for Qelbree for adult patients with ADHD.
SPN-830 (apomorphine infusion pump) - Continuous treatment of motor fluctuations (“on-off” episodes) in Parkinson's disease (PD)
•The Company continues to plan to resubmit the SPN-830 NDA in the second half of 2021.
SPN-820 - Novel first-in-class activator of mTORC1
•A randomized Phase II clinical study of SPN-820 in treatment-resistant depression is expected to start by the end of 2021.
Financial Highlights
Second quarter 2021 operating earnings were $34.1 million, as compared to $45.5 million in the second quarter of 2020. Operating earnings for the second quarter of 2021 included amortization of intangible assets expense of $5.9 million, compared to $2.4 million in the second quarter of 2020.
Second quarter 2021 net earnings and diluted earnings per share were $23.7 million and $0.43, respectively, as compared to $34.7 million, or $0.65 per diluted share, in the same period last year.
As of June 30, 2021, the Company had $855.3 million in cash, cash equivalents, current and long-term marketable securities, compared to $772.9 million as of December 31, 2020.

Full Year 2021 Financial Guidance
For full year 2021, the Company reiterates its prior financial guidance including an increase to the lower end of its operating earnings guidance as set forth below:

Full Year 2021 Guidance ($ in millions)
Total revenues (1)	$550 - $580
Combined R&D and SG&A expenses (2)	$380 - $410
Operating earnings (3)	$70 - $90
Amortization of intangible assets	$24
Effective tax rate (4)	28% - 31%
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(1) Total revenues include net product sales and royalty revenue. Includes $10 million for Qelbree net product sales.
(2) Combined research and development and selling, general and administrative expenses.
(3) Operating earnings include amortization of intangible assets and contingent consideration expense (gain). Reflects an increase from the original guidance of $65 - $90 million.
(4) The full year 2021 effective tax rate guidance of 28% - 31% is above the normally expected range of 26% - 28% due to the effect of discrete tax items in the period.

Conference Call Details
The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer and Jim Kelly, Executive Vice President and Chief Financial Officer, to discuss these results at 4:30 p.m. Eastern Time, today, August 4, 2021.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	1687420
Conference Call Name:	Supernus Pharmaceuticals Second Quarter 2021 Results Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson’s disease, cervical dystonia and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in Parkinson’s disease, epilepsy, depression and rare CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$223,771	$288,640
Marketable securities	186,070	133,893
Accounts receivable, net	137,275	140,877
Inventories, net	58,391	48,325
Prepaid expenses and other current assets	33,737	18,682
Total current assets	639,244	630,417
Long term marketable securities	445,473	350,359
Property and equipment, net	17,065	37,824
Intangible assets, net	352,628	364,342
Goodwill	77,963	77,911
Other assets	40,687	43,249
Total assets	$1,573,060	$1,504,102

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$79,993	$78,934
Accrued product returns and rebates	173,598	126,192
Contingent consideration, current portion	23,540	30,900
Other current liabilities	6,316	9,082
Total current liabilities	283,447	245,108
Convertible notes, net	370,383	361,751
Contingent consideration, long term	45,430	45,800
Operating lease liabilities, long term	36,143	28,579
Deferred income tax liabilities	32,986	35,215
Other liabilities	19,092	42,791
Total liabilities	787,481	759,244

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 53,144,759 and 52,868,482 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	53	53
Additional paid-in capital	424,175	409,332
Accumulated other comprehensive earnings, net of tax	5,433	8,975
Retained earnings	355,918	326,498
Total stockholders’ equity	785,579	744,858
Total liabilities and stockholders’ equity	$1,573,060	$1,504,102

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues
Net product sales	$138,628	$123,984	$267,009	$216,474
Royalty revenues	2,701	2,745	5,252	5,231
Total revenues	141,329	126,729	272,261	221,705

Costs and expenses
Cost of goods sold (a)	25,028	8,386	39,982	12,538
Research and development	15,455	22,247	49,735	41,184
Selling, general and administrative	69,535	48,103	130,992	89,717
Amortization of intangible assets	5,948	2,445	11,955	3,706
Contingent consideration gain	(8,750)	—	(7,730)	—
Total costs and expenses	107,216	81,181	224,934	147,145

Operating earnings	34,113	45,548	47,327	74,560

Other income (expense)
Interest expense	(5,467)	(5,815)	(11,564)	(11,570)
Interest and other income, net	2,589	7,477	6,401	13,254
Total other income (expense)	(2,878)	1,662	(5,163)	1,684

Earnings before income taxes	31,235	47,210	42,164	76,244

Income tax expense	7,509	12,543	12,744	20,059
Net earnings	$23,726	$34,667	$29,420	$56,185

Earnings per share
Basic	$0.45	$0.66	$0.56	$1.07
Diluted	$0.43	$0.65	$0.54	$1.05

Weighted-average shares outstanding
Basic	53,005,344	52,557,035	52,985,472	52,545,910
Diluted	54,724,146	53,645,828	54,601,533	53,611,418
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(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Jim Kelly, Executive Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke/ICR
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com